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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

iSTAR FINANCIAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1114 Avenue of the Americas, 39th Floor
New York, New York 10036
April 10, 2012

Dear Shareholder:

        We cordially invite you to attend our 2012 annual meeting of shareholders. We will hold the meeting at the Harvard Club of New York City, 35 West 44th Street, 3rd Floor, West Room, New York, New York on Thursday, May 31, 2012 at 9:00 a.m. local time.

        At the annual meeting, we will ask our shareholders to:

        (1)   elect seven members to the board of directors;

        (2)   consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012;

        (3)   consider and vote upon a resolution to approve, on a non-binding, advisory basis, the Company's executive compensation, as described in this proxy statement; and

        (4)   transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        The attached proxy statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the proxy statement and attachments carefully.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

  •
  FOR THE ELECTION OF THE SEVEN NOMINEES AS DIRECTORS;

  •
  FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND

  •
  FOR THE RESOLUTION APPROVING, ON A NON-BINDING, ADVISORY BASIS, EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

        We cordially invite all shareholders to attend the annual meeting in person. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

Sincerely,
Jay Sugarman Chairman and Chief Executive Officer

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of iStar Financial Inc., a Maryland corporation, will be held at the Harvard Club of New York City, 35 West 44th Street, 3rd Floor, West Room, New York, New York on Thursday, May 31, 2012 at 9:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

        1.     To elect to the board of directors seven members to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualify. The nominees to the board are: Robert W. Holman, Jr., Robin Josephs, John G. McDonald, George R. Puskar, Dale Anne Reiss, Barry W. Ridings and Jay Sugarman.

        2.     To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

        3.     To consider and vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers and other named officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Company's 2012 proxy statement.

        4.     To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

        The board has fixed the close of business on April 4, 2012 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Only holders of record of our common stock, par value $.001 per share (which includes both our regular common stock and our high performance common stock), and 8.00% Series D preferred stock, par value $.0001 per share, at the close of business on that date will be entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2012:

We make proxy materials available to our shareholders on the Internet. You can access proxy materials at http://www.proxyvote.com. You also may authorize your proxy via the Internet or by telephone by following the instructions on that website. In order to authorize your proxy via the Internet or by telephone you must have the shareholder identification number that appears on the enclosed Notice of Internet Availability of Proxy Materials. You also may request a paper or an e-mail copy of our proxy materials and a paper proxy card by following the instructions included in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,
Geoffrey M. Dugan General Counsel, Corporate & Secretary New York, NY April 10, 2012

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ATTACHED PROXY CARD AS PROMPTLY AS POSSIBLE.

1114 Avenue of the Americas, 39th Floor
New York, New York 10036

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held May 31, 2012

        We are making this proxy statement available to holders of our common stock, par value $.001 per share, and holders of our 8.00% Series D preferred stock on or about April 10, 2012 in connection with the solicitation by our board of directors of proxies to be voted at our 2012 annual meeting of shareholders or at any postponement or adjournment of the annual meeting. Our common stock includes both our regular common stock and our high performance common stock. Our common stock is listed on the New York Stock Exchange, Inc., or the NYSE, and is traded under the symbol "SFI."

        This proxy statement is accompanied by a copy of our Annual Report to Shareholders for the year ended December 31, 2011. Additional copies of the Annual Report, including our financial statements at December 31, 2011, may be obtained from our website at www.istarfinancial.com, or by contacting our Investor Relations department at (212) 930-9400, 1114 Avenue of the Americas, 39th Floor, New York, NY 10036. Copies will be furnished at no additional expense. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.

About the Meeting

  Who is entitled to vote at the meeting?

        Only holders of record of our common stock, our high performance common stock and our Series D preferred stock at the close of business on April 4, 2012 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date, there were 142,465,585 issued shares of common stock, 84,357,884 outstanding shares of common stock (58,107,701 shares were held in treasury), 14,887.50 issued and outstanding shares of high performance common stock and 4,000,000 issued and outstanding shares of Series D preferred stock.

  What constitutes a quorum?

        The presence, either in person or by proxy, of the holders of the outstanding common stock and Series D preferred stock entitled to cast a majority of all the votes entitled to be cast at the meeting, considered as a single class, on the record date is necessary to constitute a quorum at the annual meeting.

  What are the voting rights of shareholders?

        Each shareholder is entitled to one vote for each share of regular common stock registered in the shareholder's name on the record date and 0.25 votes for each share of high performance common stock and Series D preferred stock registered in the shareholder's name on the record date.

  What vote is needed to approve each proposal?

        Assuming a quorum is present in person or by proxy at the annual meeting:

  •
  For the election of directors (Item 1), the vote of a plurality of all of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.

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  For the ratification of the appointment of the independent registered public accounting firm (Item 2), the resolution to approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers and other named officers (Item 3), and the approval of any other matters properly presented at the meeting for shareholder approval, the affirmative vote of a majority of all of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.

  What are "broker non-votes" and what is the effect of "broker non-votes" and abstentions?

        A "broker non-vote" occurs when a broker, bank or other nominee returns a properly executed proxy, but indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received voting instructions from the beneficial owner of such shares on that matter. Under current NYSE rules, a broker, bank or other nominee does not have discretionary authority to vote shares without specific voting instructions from the beneficial owner on (a) the election of directors and (b) the resolution, on a non-binding, advisory basis, on executive compensation. A broker, bank or other nominee does have discretionary authority to vote shares for ratification of the appointment of the independent registered public accounting firm.

        For purposes of votes on all matters described in this proxy statement to be presented at the annual meeting, broker non-votes and abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

  How is my vote counted?

        If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock or Series D preferred stock will be voted FOR the election of directors, ratification of the appointment of the independent registered public accounting firm, approval of the resolution to approve, on a non-binding, advisory basis, executive compensation, and as recommended by the board with regard to all other matters in its discretion.

        Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. If your shares are held by a broker, bank or other nominee (i.e., in "street name"), you will receive instructions from your nominee which you must follow in order to have your shares voted. Such shareholders who wish to vote in person at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares of record.

  Can I change my vote after I submit my proxy card?

        If you authorize a proxy to vote your shares, you may revoke it at any time before it is voted by:

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  giving written notice to our Secretary expressly revoking the proxy,

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  by signing and forwarding to us a proxy dated later, or

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  by attending the annual meeting and personally voting the common stock or Series D preferred stock owned of record by you.

  Who pays the costs of soliciting proxies?

        We will pay the costs of soliciting proxies from our shareholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the SEC and the NYSE. Phoenix Advisory Partners has been engaged to solicit proxies on our behalf in connection with our 2012 annual meeting of shareholders and provide other advisory services for an annual fee of $10,000 plus expenses.

 PROPOSAL 1:

ELECTION OF DIRECTORS

        In accordance with the provisions of our charter, each member of our board is elected annually.

        All of the nominees for election as a director are presently serving as directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the board to replace that nominee. At this time, the board has no reason to believe that any nominee will be unavailable to serve as a director if elected.

        Mr. Glenn R. August, who has served as one of our directors since 2005, has informed the board of his decision not to stand for re-election as a director at the 2012 annual meeting. Mr. August will continue to serve as a director through the date of the annual meeting. At this time, the board is not nominating a replacement director and the board intends to go forward with seven members.

        All of the nominees for election as a director, other than Mr. Sugarman, are independent within the standards prescribed by the NYSE.

        The following table sets forth the name, age and the position(s) with us currently held by each person nominated for election as a director:

Name	Age	Title
Jay Sugarman	49	Chairman and Chief Executive Officer
Robert W. Holman, Jr.(1)(2)(3)	68	Director
Robin Josephs(1)(2)(3)(4)	52	Director
John G. McDonald(2)(3)(5)	74	Director
George R. Puskar(1)(5)	68	Director
Dale Anne Reiss(1)(5)	64	Director
Barry W. Ridings (2)	60	Director

(1)
Member of Audit Committee.

(2)
Member of Compensation Committee.

(3)
Member of Nominating and Governance Committee.

(4)
Lead Director.

(5)
Member of Asset Management and Investment Committee.

        We believe that the nominees for election as a director have the qualifications, skills and experience necessary to ensure that we are taking appropriate steps to address the complex issues confronting iStar in a challenging business and economic environment. As set forth in our corporate governance guidelines, the qualifications, skills and experience that we consider relevant include the following:

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  Education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to our business or to our status as a publicly owned company;

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  Reputation for integrity;

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  Reputation for exercising good business judgment; and

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  Sufficient available time to be able to fulfill his or her responsibilities as a member of the board and of any committees to which he or she may be appointed.

        The nominees for election as a director have held leadership positions in business (and in particular the real estate and investment management business sectors), finance and academia over an extended period of time. Each of the nominees has demonstrated a long record of professional integrity, intellectual acumen, analytic skills, a strong work ethic and the ability to maintain a constructive environment for discussion of matters considered by our board. Additionally, several of our directors have experience as board members of a diverse range of public companies.

        The following section contains biographical and other information about the nominees. Following each nominee's biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that have led the Nominating and Governance Committee and the board to determine that each nominee should serve as a director.

        Jay Sugarman is our Chairman and Chief Executive Officer. Mr. Sugarman has served as a director of iStar Financial Inc. (and our predecessor) since 1996 and chief executive officer since 1997. Prior to forming iStar Financial Inc. and its predecessors, Mr. Sugarman managed private investment funds on behalf of the Burden family, a branch of the Vanderbilts, and the Ziff family. Mr. Sugarman currently serves as Chairman of the Board of LNR Property LLC, the largest special servicer of commercial real estate assets in the United States and Europe with current servicing assignments in excess of $200 billion. Mr. Sugarman received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with high distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. As founder of iStar Financial Inc. and chief executive officer since 1997, Mr. Sugarman has demonstrated the leadership skills and extensive executive experience across a broad range of investment, financial and operational matters that are necessary to lead iStar, a fully-integrated finance and investment company focused on the commercial real estate industry.

        Robert W. Holman, Jr. has served as one of our directors since November 1999. He is chairman of our Compensation Committee and a member of our Audit Committee. Mr. Holman was co-founder of TriNet Corporate Realty Trust, Inc., or TriNet, a NYSE-listed company that we acquired in 1999, and served as its chief executive officer and chairman of the board. He was chief executive officer and chairman of TriNet's predecessor, Holman/Shidler Corporate Capital, Inc., for ten years. He has structured, acquired, financed and managed over $2.5 billion of commercial and corporate assets in 40 states and Canada. Mr. Holman co-founded and was a senior executive and director of Watkins Pacific Corporation, a public multi-national conglomerate. Mr. Holman currently serves as a director and member of the audit and investment committees of the Parasol Tahoe Community Foundation. Mr. Holman has previously served as a director of Amerivest Properties, Inc., an American Stock Exchange-listed company, and as a senior executive, director, owner or board advisor for investment and operating companies in the United States, Great Britain, Australia and Mexico. He holds a B.A. degree in international economics from the University of California at Berkeley, an M.A. degree with honors from Lancaster University in England, where he was a British Council Fellow, and did post-graduate work at Harvard University where he was awarded a Loeb Fellowship. Mr. Holman's qualifications for election to our board include his experience as a founder, chief executive and director of TriNet, a public real estate investment firm focused on corporate tenant leasing which remains a key aspect of our business, his involvement in leadership capacities in other companies and organizations engaged in a broad range of business, finance and investment activities and his experience as a private investor.

        Robin Josephs has served as one of our (and our predecessor's) directors since March 1998. Ms. Josephs serves as our Lead Director, with duties that include presiding at all executive sessions of the independent directors and serving as principal liaison between the chairman and the independent directors. Ms. Josephs is a member of our Audit, Compensation and Nominating and Governance Committees. From July 2005 to March 2007, Ms. Josephs was a managing director of Starwood Capital

Group L.P., a private equity firm specializing in real estate investments. Prior to that, Ms. Josephs was a senior executive with Goldman Sachs & Co. from 1986 to 1996 in various capacities. She currently serves as a director of Plum Creek Timber Company, Inc. (NYSE: PCL), which conducts operations in the land, wood products, natural resource and energy businesses, where she also serves on both the compensation and audit committees, and MFA Financial, Inc. (NYSE: MFA), which is primarily engaged in investing in residential mortgage-backed securities. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation and executive vice president of the Tourette Syndrome Association. Ms. Josephs received a B.S. degree in economics magna cum laude from the Wharton School (Phi Beta Kappa) and an M.B.A. degree from Columbia University. Ms. Josephs' qualifications for election to our board include her experience as an executive with firms in the real estate, finance and investment industries and her extensive experience as a director of public real estate and investment companies.

        John G. McDonald has served as one of our directors since November 1999. Previously, Professor McDonald served as a director of TriNet since June 1993. Professor McDonald is chairman of our Nominating and Governance Committee. He is the Stanford Investors Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in subject areas including investment management, private equity, venture capital and corporate finance. He currently serves as a director of Scholastic Corporation (Nasdaq: SCHL), a global children's publishing, education and media company, Plum Creek Timber Company, Inc. (NYSE: PCL), QuinStreet, Inc. (Nasdaq: QNST), a vertical marketing and online media company, and thirteen mutual funds managed by Capital Research and Management Company. Professor McDonald previously served as a director of Varian, Inc., which was acquired by Agilent Technologies, Inc. in 2010. Professor McDonald's qualifications for election to our board include his experience over an extended period as a professor of finance at a leading educational institution and as a director of public companies and mutual funds.

        George R. Puskar has served as one of our directors since November 1999. Previously, Mr. Puskar served as a director of TriNet since January 1998. Mr. Puskar is chairman of our Asset Management and Investment Committee and a member of our Audit Committee. Mr. Puskar also serves as our alternate Lead Director. From June 1997 until June 2000, Mr. Puskar served as chairman of the board of Lend Lease Real Estate Investments (formerly known as ERE Yarmouth), the U.S. real estate unit of Lend Lease Corporation, an international financial services and real estate company based in Sydney, Australia. From 1988 until June 1997, Mr. Puskar was chairman and chief executive officer of Equitable Real Estate Investment Management, Inc., where he was responsible for directing the business operations of a full service commercial real estate investment management company with approximately $30 billion in assets under management. Prior to its acquisition by Lend Lease Corporation in June 1997, Equitable Real Estate Investment Management, Inc. operated as a subsidiary of The Equitable Life Assurance Society of the United States. Mr. Puskar currently serves as the chairman of Solutions Manufacturing, Inc., a manufacturer of electronic components based in Rockledge, Florida, as a director of World Team Sports, an organization that specializes in unique athletic events with teams built around disabled athletes, and as a member of the Paralympic Advisory Committee of the United States Olympic Committee. Mr. Puskar has previously served as a director and member of the audit committee of New Plan Excel Realty Trust, Inc., a member of the board of directors of Carr Real Estate Investment Trust, and on an advisory board at Georgia State University. Mr. Puskar has also served on the boards of the Urban Land Institute, the International Council of Shopping Centers, the National Council of Real Estate Fiduciaries and the National Realty Committee, and as chairman of a campaign to endow a real estate chair at Clark Atlanta University/Morehouse College. Mr. Puskar received a B.A. degree from Duquesne University. Mr. Puskar's qualifications for election to our board include his experience as chairman and chief executive officer of a major real estate investment management firm, his service as a director of several public real estate investment companies and his other significant business experience.

        Dale Anne Reiss has served as one of our directors since July 2008. Ms. Reiss is chairperson of our Audit Committee. Ms. Reiss is the chair of Brock Real Estate LLC and senior managing director of Brock Capital LLC. Until her retirement in 2008, she served as Global and Americas Director of Real Estate at Ernst & Young LLP and was a Senior Partner there from 1995 through 2008 in various capacities. She served as a Managing Partner at Kenneth Leventhal & Company from 1985 through its merger with Ernst & Young in 1995. From 1980 to 1985, Ms. Reiss was a Senior Vice President and Controller at Urban Investment & Development Company. She is also Managing Director of Artemis Advisors, LLC and a member of the board of directors of Post Properties, Inc. where she serves on the audit and the nominating and governance committees. Since 1998, Ms. Reiss has served as a Trustee and Governor of the Urban Land Institute and in various ULI officer and committee leadership positions. She also serves as a trustee for the Guttmacher Institute and the Pension Real Estate Association. In 2002, the New York Women Executives in Real Estate named Ms. Reiss Woman of the Year. Ms. Reiss is a Certified Public Accountant. She received a B.S. from the Illinois Institute of Technology and an M.B.A. from the University of Chicago. Ms. Reiss' qualifications for election to our board include her extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms and her experience as a director of other public and private companies.

        Barry W. Ridings has served as one of our directors since August 2011. He is a member of our Compensation Committee. Mr. Ridings has been the Managing Director of Lazard Frères & Co. LLC since July 1999. He serves as the Chairman of LFCM Holdings LLC and as a Vice Chairman of Lazard Freres & Co. LLC. Mr. Ridings served as Managing Director of Deutsche Banc Alex. Brown from March 1990 to June 1999 and Drexel Burnham Lambert from June 1986 to March 1990. He has over 30 years of experience in debt and equity offerings, mergers and acquisitions and corporate restructurings. Mr. Ridings serves as a Director of Siem Industries Inc. He serves on the Advisory Council for the Cornell University Johnson Graduate School of Business. He serves as a Trustee of the Mu of Delta Kappa Epsilon Foundation, a charitable fraternal organization associated with Colgate University, a trustee of The Montclair Kimberley Academy and a director of the Catholic Charities of the Archdiocese of New York. Mr. Ridings has an M.B.A. in Finance from Cornell University and a B.A. in Religion from Colgate University. Mr. Ridings' qualifications for election to our board include his distinguished career in the finance industry, his experience in helping companies access debt and equity capital and navigate challenging market conditions, his service as a director of other public and private companies and his charitable activities.

Recommendation Regarding the Election of Directors

        The board recommends that you vote FOR election of the seven named nominees as our directors.

 PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the board of directors, with the concurrence of the board, has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2012, subject to ratification by our shareholders. We expect a representative of PricewaterhouseCoopers LLP to attend the annual meeting to make a statement, if he or she desires, and to respond to appropriate questions.

Recommendation Regarding Ratification of Appointment of PricewaterhouseCoopers LLP

        The board recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2012.

PROPOSAL 3:

SHAREHOLDER ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") enacted in July 2010 includes a provision, commonly referred to as "Say on Pay," that entitles our shareholders to cast an advisory vote to approve the compensation of our named executive officers and other named officers as disclosed in this proxy statement. At our 2011 Annual Meeting, the majority of our shareholders voted in favor of holding an annual, non-binding Say on Pay vote. Our board of directors adopted the shareholders' recommendation and determined to conduct an annual Say on Pay vote.

        We believe that our compensation policies and practices are strongly aligned with the long-term interests of our shareholders. Shareholders are urged to read the Executive Compensation section of this proxy statement, and especially the Compensation Discussion and Analysis, which discusses our compensation philosophy and how our compensation policies and practices implement our philosophy.

        As described more fully in that discussion, our compensation programs are designed to achieve the following objectives:

  •
  To further our current and long-term strategic, business and financial goals in the creation of shareholder value by enabling us to attract, retain, motivate and reward key executives who contribute to achieving those goals.

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  To encourage our key executives to increase shareholder value by providing an appropriate mix of current compensation and long-term rewards that is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

  •
  To align shareholder and employee interests by compensating employees for increasing the Company's book value and market value, which benefits all our shareholders.

        To promote these objectives, a significant part of executive compensation is based on accomplishing achievements that increase the value of the Company. We believe this approach helps us achieve our objectives and promote the interests of our shareholders.

        Our compensation decisions for 2011 have taken into account our executives' continuing focus on resolving non-performing assets, generating liquidity, retiring debt, decreasing leverage and preserving shareholder value, which achieved the following significant results during 2011:

  •
  We completed approximately $3.0 billion of secured debt refinancing transactions, which enabled us to meet our debt maturities and improve our debt maturity profile. In addition, we made significant strides toward refinancing our future near-term debt maturities and, in March 2012, we entered into a new $0.9 billion senior secured credit facility and will use the proceeds to refinance unsecured debt maturing in 2012.

  •
  We generated a total of approximately $1.7 billion in liquidity from our portfolio, through loan principal repayments and asset sales, and used those proceeds primarily to retire debt and reduce our leverage. We reduced outstanding debt obligations to approximately $5.8 billion at December 31, 2011 from $7.3 billion at December 31, 2010.

  •
  We made meaningful progress in resolving problem assets, primarily evidenced by reductions in our non-performing loans and a significantly lower provision for loan losses.

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  Our non-performing loans decreased by 43% to approximately $0.8 billion at December 31, 2011, compared to $1.4 billion at December 31, 2010.

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  We funded a total of $216.3 million in new and pre-existing investments. The new investments were primarily sourced from our existing portfolio.

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  We maintained book value per common share, which increased slightly by 1% from last year.

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  We reduced our net leverage to 2.7x at December 31, 2011, compared to 3.1x at December 31, 2010.

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  We significantly reduced our general and administrative expenses, primarily due to lower payroll and employee-related costs from reduced annual cash compensation and staffing reductions. Excluding stock-based compensation expense, our general and administrative expenses decreased by $14.8 million or 16.5% from the prior year.

  •
  Our improved performance was reflected in upgraded ratings from credit rating agencies.

        Overall, these 2011 results have continued our progress toward achieving near-term recovery and longer-term future success. Our compensation decisions for 2011 have taken into account the challenges faced and results achieved by our management team in 2011.

        We are requesting your non-binding vote on the following resolution:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers and other named officers as described in the Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and narrative disclosure."

        Although your vote is non-binding and advisory, the board of directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation Regarding Executive Compensation

        The board of directors recommends that you vote FOR the resolution to approve the compensation of named executive officers and other named officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement.

 INFORMATION REGARDING THE BOARD OF DIRECTORS
AND ITS COMMITTEES

How often did the board meet during 2011?

        During the fiscal year ended December 31, 2011, the board held 22 meetings, including meetings held in person and by telephone conference call. All directors are expected to attend a majority of the board meetings. All directors attended at least 75% of all of the board meetings and applicable committee meetings. In addition, all of the directors who were elected at the 2011 annual meeting were present in person at that annual meeting.

What Committees has the board established?

        Our board has standing Audit, Compensation, Nominating and Governance, and Asset Management and Investment Committees. The standing committees are comprised entirely of independent directors. Our board appoints special committees from time to time, as deemed necessary or appropriate.

How does the Company determine director independence?

        Our board has determined that a majority of our directors are independent. In determining director independence, the board considers all relevant facts and circumstances and the NYSE listing standards. Under the NYSE listing standards, no director qualifies as independent unless the board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The board has determined that the following directors qualify as independent: Mss. Josephs and Reiss and Messrs. Holman, McDonald, Puskar and Ridings.

The Audit Committee

        The Audit Committee is responsible for, among other things, retaining or dismissing our independent registered public accounting firm, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent registered public accounting firm.

        As of the date of this proxy statement, the members of the Audit Committee are Dale Anne Reiss (chairperson), Robert W. Holman, Jr., Robin Josephs and George R. Puskar. The board has determined that each of the current members of the Audit Committee is independent, as defined by the Audit Committee's charter and the NYSE listing standards, and that the chairperson of the committee qualifies as an "audit committee financial expert" as defined by the SEC. In addition, the board has determined that each of the current members of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. The Audit Committee operates under a written charter, a copy of which may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy. The Audit Committee met 12 times during 2011, including meetings held in person and by telephone conference call.

The Compensation Committee

        The Compensation Committee is responsible for overseeing the Company's executive compensation programs. The principal responsibilities of the Compensation Committee are:

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  To review management's recommendations and advise management and the board on broad compensation programs and policies such as salary ranges, annual incentive bonuses and long-term incentive plans, including equity-based compensation programs, as well as other group benefit programs offered to employees generally.

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  To review performance objectives established for the senior executives of the Company and evaluate the performance of such executives relative to these objectives, in connection with the Compensation Committee's overall review of executive compensation.

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  To approve, either as a committee or together with the other independent directors based on a recommendation of the committee, the base salary, cash incentive bonus, equity-based incentive awards and other compensation for the chief executive officer of the Company.

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  To approve base salaries, cash incentive bonuses, equity-based incentive awards and other compensation for other officers and employees of the Company with base salaries in excess of $200,000 per year (which includes all officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended).

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  To administer the issuance of any award under the Company's long term incentive plans and other equity compensation programs.

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  To retain and oversee third party consultants to assist with the Compensation Committee's activities, from time to time.

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  To oversee the Company's performance evaluation practices and procedures.

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  To consider and evaluate "Say on Pay" resolutions and recommend to the board the frequency with which "Say on Pay" resolutions should be voted on by the shareholders.

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  To perform such other duties and responsibilities pertaining to compensation matters as may be assigned to the Compensation Committee by the board or the chairman of the board.

  •
  To review the Compensation Discussion and Analysis for inclusion in this proxy statement.

        As of the date of this proxy statement, the members of the Compensation Committee are Robert W. Holman, Jr. (chairman), Robin Josephs, John G. McDonald and Barry W. Ridings. Each of the current members of the Compensation Committee is independent as defined by the Compensation Committee's charter and the NYSE listing standards. The Compensation Committee operates under a written charter, a copy of which may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy. The Compensation Committee met 21 times during 2011, including meetings held in person and by telephone conference call.

The Nominating and Governance Committee

        The Nominating and Governance Committee is responsible for, among other things, considering and recommending actions relating to corporate governance matters. In addition, the Nominating and Governance Committee considers and recommends to the board individuals to serve as our directors and executive officers. In making such recommendations, the Nominating and Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill and experience with businesses and other organizations comparable to the Company. The charter of our nominating and governance committee also identifies diversity as one factor which the committee may consider when nominating a candidate for election to the board. Diversity includes not only factors such as gender, race and age, but also background, experience, skills, accomplishments, personal qualities and other traits desirable in achieving an appropriate mix of qualified individuals.

        The Nominating and Governance Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by shareholders and generally shall guide the process of recruiting new directors. The Nominating and Governance Committee may employ professional search firms or consultants (for which the Company pays a fee) to assist it in identifying potential members of the board with the desired skills and disciplines. Nominations made by shareholders should be made in accordance with the procedures set forth in this proxy statement under "Corporate Governance Matters—Shareholder Nominations for the Board." Candidates proposed by shareholders will be considered using the same criteria and in the same manner as all other candidates are considered.

        As of the date of this proxy statement, the members of the Nominating and Governance Committee are John G. McDonald (chairman), Robert W. Holman, Jr. and Robin Josephs. Each of the current members of the Nominating and Governance Committee is independent as defined by the applicable NYSE listing standards. The Nominating and Governance Committee operates under a written charter, a copy of which may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy. The Nominating and Governance Committee met four times during 2011, including meetings held in person and by telephone conference call.

The Asset Management and Investment Committee

        The Asset Management and Investment Committee regularly reviews our significant loans and assets in each principal asset category, and discusses strategies for dealing with issues relating to portfolio management, asset dispositions and other negotiated resolutions, to complement the portfolio review conducted regularly by the board of directors.

        The board has delegated to the Asset Management and Investment Committee the authority to approve our investment transactions involving commitments greater than $75 million but less than or equal to $150 million. Investment transactions of more than $150 million, and strategic investments such as a corporate merger or acquisition of another business entity (other than a corporate net lease financing) or any other material transaction in an amount greater than $75 million involving our entry into a new line of business, must be approved by our board of directors. Investment transactions less than or equal to $75 million are subject to the approval of either an internal senior management investment committee or Jay Sugarman, our chairman and chief executive officer, and Nina Matis, our chief legal officer and chief investment officer, in accordance with the limits of investment authority established by the board.

        The members of the Asset Management and Investment Committee are George R. Puskar (chairman), John G. McDonald and Dale Anne Reiss. The Committee met four times during 2011.

Are there any special arrangements under which members of our board serve as directors?

        No arrangement or understanding exists between any director or executive officer and any other person or persons pursuant to which any director or executive officer was, or is, to be selected as a director or nominee.

What is the board's role in risk oversight?

        Our management is charged with assessing and managing risks associated with our business on a day-to-day basis. The board's role is to oversee management's execution of these responsibilities and to assess our approach to risk management. In our view, it is not possible or desirable to eliminate risk from our activities. We believe that, as a company, our focus should be on identifying, pricing, managing and monitoring risk with the objective of achieving attractive, long-term, risk-adjusted returns for the benefit of the Company and our shareholders. We have robust internal processes and a strong internal control environment designed to identify, manage and mitigate material risks and to communicate with the board. The board exercises its oversight role periodically as part of its regular meetings and also through its committees, which examine various elements of risk as part of their responsibilities. The full board, or the appropriate board committee in the case of risks under the purview of a particular committee, receives regular reports from members of senior management on areas of material risk to iStar, including operational, financial, legal, regulatory, strategic and reputational risk, in order to review and understand risk identification, risk management and risk mitigation strategies. The board's role in risk oversight is consistent with our leadership structure generally, with the chief executive officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the board and its committees providing oversight in connection with those efforts.

 EXECUTIVE OFFICERS AND OTHER NAMED OFFICERS

Who are our executive officers and other named officers?

        Information for Jay Sugarman is contained above under the heading "PROPOSAL 1: ELECTION OF DIRECTORS." Information with regard to our executive officers and other named officers is set forth below. All of our officers serve at the pleasure of the board of directors and are customarily appointed as officers at the annual organizational meeting of the board held following each annual meeting of shareholders.

        David DiStaso serves as our chief financial officer, having assumed this position in December 2010. He previously served as our chief accounting officer since June 2008. Mr. DiStaso is responsible for managing our financial reporting, accounting, treasury, investor relations and other corporate finance functions, and is involved in the execution of all capital markets activities. Before joining iStar Financial Inc., Mr. DiStaso previously spent 11 years with the CIT Group, Inc., most recently as chief financial officer of the Consumer Finance Division. He spent the first 10 years of his career in public accounting with KPMG, serving as a senior manager within the audit group and providing audit and consulting services to clients within the financial services industry. Mr. DiStaso received a bachelor's degree from Rutgers College and is a certified public accountant. Mr. DiStaso is 47 years old.

        Nina Matis currently serves as our chief legal officer and chief investment officer. She assumed her current position in February 2008 after serving as general counsel of iStar Financial Inc. (and our predecessor) since 1996, executive vice president since November 1999 and chief investment officer since April 2007. Ms. Matis is responsible for overseeing and managing the strategic consideration and execution of our investment and financing transactions, restructurings and resolutions of loans and other problem assets, significant operational responsibilities and litigation and other legal matters. Ms. Matis previously served as a partner in the law firm of Katten Muchin Rosenman LLP, one of our principal outside law firms, and was an inactive special capital partner of the firm until her withdrawal from this position during 2010. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis previously served as a director of New Plan Excel Realty Trust, Inc. She is a director of Signature Theater Company and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law. Ms. Matis is 64 years old.

        Michael Dorsch currently serves as our executive vice president, serving in this position since March 2000. Mr. Dorsch is currently responsible for portfolio management and asset resolution activities, with particular focus on our portfolio of land investments. Prior to joining iStar Financial Inc., Mr. Dorsch was a principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly-structured financing solutions for their corporate real estate facilities. Previously, Mr. Dorsch was a founder and managing partner of Corporate Realty Capital, a Boston-based real estate investment bank focused on originating, structuring and financing net lease transactions, and was also a partner in a real estate development, ownership and management concern. Mr. Dorsch graduated with a Sc.B. in Mechanical Engineering from Brown University and has an M.B.A. from Harvard Business School. Mr. Dorsch is 56 years old.

        Michelle MacKay currently serves as our executive vice president, serving in this position since February 2003. Ms. MacKay is Head of Capital Markets, with responsibility for evaluating and executing capital markets initiatives, and works on strategic investments. She joined iStar Financial Inc. from UBS Warburg, where she was an Executive Director in commercial real estate and a senior member of the commercial real estate approval committee. Ms. MacKay was also responsible for mezzanine structuring and distribution. From 1996 to 1998, Ms. MacKay was Vice President at Chase Bank where she oversaw commercial mortgage-backed securities trading and real estate products distribution. Prior to Chase, Ms. MacKay worked in real estate investments at The Hartford. Ms. MacKay holds an M.B.A. from the University of Hartford and a B.A. from the University of Connecticut. Ms. Mackay is 45 years old.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the financial reporting process of iStar Financial Inc. (the Company), on behalf of the Board of Directors of the Company in accordance with our Audit Committee charter. The Board, in its judgment, has determined that all members of our Audit Committee meet the independence requirements of the Securities and Exchange Commission (the SEC) and the New York Stock Exchange (the NYSE). The Board has also determined that each member of our Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that the chairperson of the Audit Committee is an "audit committee financial expert" within the meaning of the rules of the SEC. We operate under a written charter approved by the Board, consistent with the corporate governance rules issued by the SEC and the NYSE. Our charter is available on the Company's website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.

        The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls over financial reporting, as well as disclosure controls and procedures. We are directly responsible for the appointment, compensation, retention, oversight and termination of the Company's external auditors, PricewaterhouseCoopers LLP, an independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing the effectiveness of the Company's internal controls over financial reporting and for expressing their opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States. We also review the performance of the Company's internal audit function. We do not prepare financial statements or conduct audits.

        In connection with the December 31, 2011 audited consolidated financial statements, we have:

  •
  reviewed and discussed with management and the independent registered public accounting firm the Company's internal controls over financial reporting, including a review of management's and the independent registered public accounting firm's assessments of and reports on the effectiveness of internal controls over financial reporting and any significant deficiencies or material weaknesses;

  •
  reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;

  •
  discussed with the independent registered public accounting firm the items that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; and

  •
  reviewed and considered the written disclosures in the letter received from PricewaterhouseCoopers LLP, as required by the PCAOB regarding the independent accountant's communications with the Audit Committee regarding independence, including a discussion about their independence from the Company and management.

        Based on the reviews and discussions above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter in effect in 2011, we recommended to the board that the audited consolidated financial statements for 2011 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. The board approved our recommendation.

Submitted by the Audit Committee:

    Dale Anne Reiss (Chairperson)
    Robert W. Holman, Jr.
    Robin Josephs
    George R. Puskar

        The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

 CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

        Our board has approved a set of guidelines that provide the framework for the governance of iStar Financial Inc. The board reviews these guidelines and other aspects of our corporate governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.

Board Leadership Structure

        Our board has the authority to select the leadership structure it considers appropriate for iStar. In making leadership structure determinations, the board considers many factors, including the specific needs of our business and what is in the best interests of our shareholders. Our current leadership structure consists of a combined chairman of the board and chief executive officer position, a lead independent director, or Lead Director, an active and involved board, a majority of whom are independent directors, and board committees chaired by independent directors.

        Under our bylaws, the chairman of the board presides over the meetings of the board and of the shareholders. The chairman of the board shall perform such other duties as may be assigned to him by the board of directors. The chief executive officer has general responsibility for implementation of the policies of the Company, as determined by the board, and for the management of the business and affairs of the Company. Jay Sugarman serves as both chairman of the board and chief executive officer.

        Our board, by vote of its independent members, has designated a Lead Director, whose duties include the following:

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  preside at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

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  serve as principal liaison between the chairman and the independent directors;

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  advise the chairman on the quality, quantity and timeliness of the information presented to the board;

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  advise the chairman on the agendas for board meetings;

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  advise the chairman on the schedule of meetings of the board to assure that there is sufficient time for discussion of agenda items;

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  call meetings of the independent directors, if deemed necessary or appropriate by the Lead Director;

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  if requested by major shareholders, be available for consultation and direct communication with major shareholders and their representatives; and

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  such other duties as the board may determine from time to time.

        Robin Josephs currently serves as our Lead Director. George R. Puskar has been designated to serve as our alternate Lead Director.

        The board believes that this leadership structure—a combined chairman and chief executive officer, a lead independent director, active and involved independent directors, and board committees led by independent directors—is the most appropriate and effective arrangement for the Company at this time. Due to the varied and complex nature of the Company's business, the board believes the chief executive officer is in the best position to lead most effectively and to serve in the critical role of chairman of the board. Having a chairman who also serves as chief executive officer facilitates timely communication with directors on critical business matters. The board believes that leadership of both the board and the Company by Mr. Sugarman is the optimal structure to guide the Company and maintain the focus needed to achieve our business goals. The board also believes there is an effective balance between strong Company leadership and appropriate oversight by independent directors and that the current board leadership structure functions very well. The board recognizes that circumstances may change, however, and will periodically review its leadership structure.

Executive Sessions

        Our board of directors meets in executive session without management present at least quarterly. Our audit committee also meets in executive session without management present but with representatives of the Company's independent registered public accounting firm present at least quarterly.

Committee Charters

        Our Audit, Compensation and Nominating and Governance Committees have adopted charters that meet the standards established by the NYSE. Copies of these charters are available on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests copies.

Service on Other Boards

        In view of the commitment of time and effort that is required of a director of a public company, our board has established a guideline that its directors should not serve on the boards of more than six public companies. For this purpose, we treat service on the boards of mutual funds having the same investment adviser as service on the board of one company.

Code of Conduct

        The Code of Conduct documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code of Conduct is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code of Conduct and a culture of honesty and accountability. A copy of the Code of Conduct has been provided to each of our directors, officers and employees, who are required to acknowledge that they have received and will comply with the Code of Conduct. Among its many features, the Code of Conduct describes how employees can report any matter that may be of concern to a named Compliance Officer, any other member of our Compliance Committee, our chief executive officer or the Chairman of the Audit Committee. This reporting may be done on an anonymous basis. We have also established an independent "hotline" telephone service that may be used by employees who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations, on an anonymous basis or otherwise. A copy of our Code of Conduct may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.

Disclosure Committee

        We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls and assist and advise the chief executive officer and chief financial officer in making the required certifications in SEC reports. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our chief executive officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed. The Disclosure Committee has adopted a written charter to memorialize the Committee's purpose and procedures. A copy of the charter may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.

Communications with the Board

        We provide the opportunity for interested parties, including shareholders, to communicate with members of the board. Interested parties may communicate with our Lead Director, the other independent board members or the chairperson of any of the committees of the board by e-mail or regular mail. All communications by e-mail should be sent to CorporateSecretary@istarfinancial.com. Communications sent by regular mail should be sent to the attention of the Lead Director, the independent directors, the Audit Committee chairperson, the Compensation Committee chairman or the Nominating and Governance Committee chairman, as the case may be, in each instance in care of the secretary of the Company at our headquarters at 1114 Avenue of the Americas, 39th Floor, New York, NY 10036.

        Our chief legal officer and our secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. These officers will forward all appropriate communications received, or a summary of such communications, to the appropriate board member(s). However, we reserve the right to disregard any communication that our chief legal officer and our secretary determine is unduly hostile, threatening, or illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. These officers have the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Shareholder Nominations for the Board

        Shareholder nominations for election to the board should be sent to the attention of the secretary of the Company at the address appearing on the notice accompanying this proxy statement, describing the candidate's qualifications and accompanied by the candidate's written statement of willingness and affirmative desire to serve in a manner representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in the Company's Bylaws.

        Candidates proposed by shareholders will be considered using the same criteria and in the same manner utilized by the Nominating and Governance Committee of the board in considering all candidates for election to the board. See "INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES—The Nominating and Governance Committee."

Minimum Stock Ownership Guidelines for Non-Employee Directors

        Our minimum stock ownership guidelines require each non-employee director to own a minimum number of shares of our common stock and/or common stock equivalents equal to at least the aggregate number of shares of common stock and common stock equivalents granted by us to the director as part of his or her annual non-employee director compensation during the 36 months preceding the test date, which is July 1 of each year. Each non-employee director has three years after his or her election to the board to satisfy the ownership guidelines. Taking into account any permitted transition period, all of our non-employee directors are currently in compliance with the guidelines.

No Poison Pill

        We do not currently have a shareholder rights plan, commonly known as a "poison pill," in effect.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies and decisions for 2011 for our executive officers and other named officers, who are:

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  Jay Sugarman, our chairman and chief executive officer;

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  David DiStaso, our chief financial officer;

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  Nina Matis, our chief legal officer and chief investment officer;

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  Michael Dorsch, our executive vice president; and

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  Michelle MacKay, our executive vice president.

        The following discussion should be read in conjunction with the other information presented in this proxy statement, including the information in the compensation tables and the footnotes to those tables.

  2011 Compensation—Overview

        Our decisions regarding executive compensation for 2011 were based on the following primary considerations:

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  Assessing our overall 2011 accomplishments and the continuing significant operational challenges and financial pressures on the Company;

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  Assessing the efforts and achievements of our management team and other employees with respect to the critical issues facing the Company;

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  Emphasizing the near-term operational priorities necessary to improve our longer-term financial health and prospects; and

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  Retaining critical talent to achieve current strategic and operational goals and to position us for future success.

        The recent economic recession adversely affected our business, resulting in significant provisions for loans losses and impairments, increasing amounts of non-performing loans, higher financing costs and an inability to access the unsecured debt markets. During the recession and continuing through 2011, we focused on resolving non-performing assets, generating liquidity, retiring debt, decreasing leverage and preserving shareholder value. In 2011, our efforts in these areas achieved the following significant results for our business:

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  We completed approximately $3.0 billion of secured debt refinancing transactions, which enabled us to meet our debt maturities and improve our debt maturity profile. In addition, we made significant strides toward refinancing our future near-term debt maturities and, in March 2012, we entered into a new $0.9 billion senior secured credit facility and will use the proceeds to refinance unsecured debt maturing in 2012.

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  We generated a total of approximately $1.7 billion in liquidity from our portfolio, through loan principal repayments and asset sales, and used those proceeds primarily to retire debt and reduce our leverage. We reduced outstanding debt obligations to approximately $5.8 billion at December 31, 2011 from $7.3 billion at December 31, 2010.

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  We made meaningful progress in resolving problem assets, primarily evidenced by reductions in our non-performing loans and a significantly lower provision for loan losses.

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  Our non-performing loans decreased by 43% to approximately $0.8 billion at December 31, 2011, compared to $1.4 billion at December 31, 2010.

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  We funded a total of $216.3 million in new and pre-existing investments. The new investments were primarily sourced from our existing portfolio.

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  We maintained book value per common share, which increased slightly by 1% from last year.

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  We reduced our net leverage to 2.7x at December 31, 2011, compared to 3.1x at December 31, 2010.

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  We significantly reduced our general and administrative expenses, primarily due to lower payroll and employee-related costs from reduced annual cash compensation and staffing reductions. Excluding stock-based compensation expense, our general and administrative expenses decreased by $14.8 million or 16.5% from the prior year. The significant reduction in cash compensation reflects our recognition of our continuing financial challenges.

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  Our improved performance was reflected in upgraded ratings from credit rating agencies.

        Overall, these 2011 results have continued our progress toward achieving near-term recovery and longer-term future success. Our compensation decisions for 2011 have taken into account the challenges faced and results achieved by our management team in 2011. In making compensation decisions for 2011, we also considered that a significant majority of the votes cast at our 2011 annual meeting were voted in favor of the compensation paid to our named executive officers and other named officers in 2010. In making 2011 compensation decisions, we continued to focus on rewarding performance, retaining key employees and reducing overall expenses, with an additional emphasis on reducing cash compensation.

  Oversight of Compensation Programs

        The members of the Compensation Committee of our board of directors have primary responsibility for overseeing our compensation programs for our named executive officers and other named officers. This committee is composed exclusively of independent directors, as defined under the New York Stock Exchange listing standards. The committee operates under a written charter that may be found on the Company's website at www.istarfinancial.com. The committee meets periodically during the year to perform its functions and reports to the board periodically regarding compensation and related matters. The committee consults with compensation consultants, outside counsel, and other advisors as appropriate, in the committee's discretion, to assist in discharging the committee's duties. Specifically, the committee engaged Towers Watson as its independent compensation consultant to assist the committee on a range of executive compensation matters. Towers Watson's services to the committee are discussed further below. The committee also engaged Kirkland & Ellis, LLP as its legal counsel to advise the committee on compensation, governance and legal matters.

  Objectives of Our Compensation Program

        Our compensation practices and programs are designed to achieve the following objectives:

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  To further the Company's current and long-term strategic, business and financial goals in the creation of shareholder value by enabling us to attract, retain, motivate and reward key executives who contribute to achieving those goals.

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  To encourage our key executives to increase shareholder value by providing an appropriate mix of current compensation and long-term rewards that is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

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  To align shareholder and employee interests by compensating employees for increasing the Company's book value and market value, which benefits all our shareholders.

        To promote these objectives, a significant part of executive compensation is based on accomplishing achievements that increase the value of the Company. We believe this approach helps us achieve our objectives and promote the interests of our shareholders.

  Elements of Our Compensation Program

        The principal elements of our compensation program for our executives are:

        (1)   base salaries, which are set at levels we consider fair and competitive;

        (2)   annual incentives, including cash bonuses, which are intended to provide short-term rewards based on individual performance, overall company performance and other appropriate factors;

        (3)   long-term incentives, consisting of various types of equity-based awards, which typically vest over multiple years and may include vesting conditions tied to achieving performance hurdles; and

        (4)   other group benefit programs offered to employees generally, including retirement benefits under a 401(k) plan.

        By combining these elements, we seek to achieve the objectives of our compensation program.

        The Compensation Committee exercises independent discretion in recommending the compensation of our chief executive officer, and determining and approving the base salary, annual incentives and long-term incentives for each of the other named officers. The committee generally does not adhere to rigid formulae in determining the amount and mix of compensation elements. Our mix of compensation elements seeks to strike an appropriate balance between rewarding short-term performance, where applicable, and motivating long-term achievements through a combination of cash and equity incentive awards.

        We believe that compensation should be based on performance. We believe that the following attributes of our compensation program reflect this approach:

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  Our executives are employed on an "at will" basis and may be terminated at any time with or without cause.

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  Since we have no employment agreements with our executives, our entire compensation program (including base salaries, cash incentive bonuses and equity incentive awards) is discretionary, thereby allowing for the opportunity for greater compensation when performance is superior and lower compensation when performance is less successful.

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  We do not maintain any retirement or pension plans for our executives or other employees, other than our 401(k) plan that is available to our employees generally.

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  We do not provide significant personal benefits or perquisites for our executives beyond benefits offered to our employees generally.

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  Our equity awards to executives include clawback provisions which enable us to recover the awards in the event of gross negligence or misconduct directly related to a material restatement of our financial or operating results.

        We intend for our compensation program to act as a retention tool and to provide continued and additional incentives to maximize our share price and thereby more closely align the economic interests of our named executive officers and other named officers with those of our shareholders.

        Through the elements of our compensation program and practices, we seek to maintain a competitive compensation package for each executive, while being sensitive to the Company's performance and financial circumstances.

  Process for Determining Compensation

        Compensation decisions for our executives are made annually, after reviewing the performance of the Company and carefully evaluating an individual's performance and contributions during the year, leadership qualities, business responsibilities, career with the Company, current compensation arrangements, long-term potential to enhance shareholder value and other relevant performance and market data. Near the end of each year, Mr. Sugarman, our chief executive officer, makes specific compensation recommendations to the Compensation Committee based on the objectives and approach set by the committee, as well as current business conditions and other factors. Specifically, for each executive other than himself, Mr. Sugarman makes recommendations for cash compensation (base salaries and annual incentives) and long-term incentive awards, for review, discussion and approval by the Compensation Committee. As part of its evaluation, the committee considers various factors and data, including compensation levels and practices at other companies considered to be relevant comparisons, but does not engage in a formal benchmarking process. Mr. Sugarman may attend meetings of the Compensation Committee at the request of the committee chair, but does not attend executive sessions and does not participate in any Compensation Committee or Board discussions relating to the final determination of his own compensation.

  How We Determined 2011 Compensation Amounts

        In connection with its oversight of our 2011 compensation decisions, the Compensation Committee engaged Towers Watson in 2011 as its independent compensation consultant to assist the committee on a range of executive compensation matters. Specifically, Towers Watson was engaged by the committee to (a) provide information and advice regarding compensation levels for our senior managers and executives, and (b) generally assist the committee in recommending compensation for the chief executive officer, including a framework for the CEO's equity incentive compensation, considering the recommendations made by the chief executive officer for the other named officers and other employees, and determining an appropriate mix of compensation for 2011 year-end awards. The consultant conferred with the committee members, as a group and individually, to discuss our recent compensation history and other relevant matters. The consultant met with the committee on several occasions to discuss guiding principles, competitive market trends and potential pay frameworks.

        In considering compensation decisions for all employees for 2011 in the context of overall compensation objectives, the Compensation Committee, in consultation with the chief executive officer, emphasized several guiding principles, namely:

  •
  Compensation should reflect our performance in 2011 and individuals' contributions to that performance.

  •
  Compensation should reflect our financial circumstances and ability to pay. Specifically, to achieve significant reductions in general and administrative expenses, cash compensation should be decreased through reductions in the total 2011 pool for cash incentive bonuses compared to last year, including reduced bonuses for the most senior and highly compensated officers.

  •
  Where appropriate, compensation awards should be differentiated to reflect individual performance and future potential.

  •
  Compensation decisions should emphasize retention of high performers and "mission critical" personnel in the context of short-term and long-term strategic goals.

  •
  Compensation should be structured to encourage and promote continuing improvement in performance.

        The committee and the consultant also discussed guiding principles for 2011 compensation decisions for the chief executive officer. The committee concluded that the chief executive officer's compensation should recognize his significant and continuing leadership contributions to the positive results achieved by the Company in 2011, as well as his key role in addressing and resolving key issues and opportunities as they arise in 2012 and future years. The chief executive officer's leadership is especially critical in light of key issues the Company continues to face and the departures of certain other senior executives in recent years.

  Modification of Outstanding Performance-Based Restricted Stock Unit Awards

        A significant issue addressed by the Compensation Committee, and our Board, during 2011 related to the status of certain outstanding performance-based restricted stock units that were originally granted on December 19, 2008 (the "Original Units"). The purpose of these December 19, 2008 awards was to retain and motivate our executives and key employees, while assuring proper alignment with the interests of our shareholders. The terms of the Original Units provided for vesting only if a specified price target for our common stock was achieved for 20 consecutive trading days within three years and if the employee was employed on the subsequent vesting date. At the time of the grant of the Original Units, the 20 day average closing price of our shares was $1.74. The specified share price targets that needed to be achieved were $4.00 prior to December 19, 2009, $7.00 prior to December 19, 2010 or $10.00 prior to December 19, 2011. The $4.00 target was not achieved during the applicable first year measurement period. While the closing price of our common stock exceeded the $7.00 and $10.00 share price targets during the applicable second and third year measurement periods, the average closing price did not exceed the targets for 20 consecutive trading days as contemplated by the terms of the Original Units and, therefore, these share price targets were also deemed not achieved.

        In July 2011, the Board of Directors approved modifications to the terms of these performance-based awards. As modified, a number of Units equal to 75% of the Original Units less, in the case of members of executive management, the number of restricted stock units granted to the executive in March 2011 (the "Amended Units"), will vest ratably on each of January 1, 2012, 2013 and 2014, so long as the employee remains employed by the Company on the vesting dates. Vesting of the Amended Units will be accelerated if an employee is terminated without cause, in cases of death or disability and upon the occurrence of a change of control transaction. Since the Amended Units are intended to reward and help retain senior executives over an extended period of time measured by the multi-year vesting period, the amount of Amended Units is reduced for senior executives who are terminated without cause before a specified date. Also, senior executives who are terminated without cause are not eligible for any severance in addition to the accelerated vesting of the Amended Units. Under the Amended Units, members of executive management will be subject to six month non-competition, non-solicitation, non-hire and non-disparagement covenants after their employment ends.

        In approving the terms of the Amended Units, the Board of Directors considered a number of factors, including the following:

  •
  The Original Units were generally successful in retaining key employees through the financial crisis and the Company's major debt refinancing in March 2011, and creating alignment with shareholder performance.

  •
  The Company will benefit from an extended service-based vesting period in the Amended Units and the non-competition, non-solicitation and other restrictive covenants applicable to executives.

  •
  The Amended Units will serve as a severance tool for employees whose job functions may be eliminated as the Company pursues its future business strategy.

  •
  The Company has generated significant shareholder returns since the grant of the Original Units in 2008.

  •
  The average closing price of the Company's common stock for the 20 trading days ended June 30, 2011 represented an approximately 336% increase over the average closing price for the 20 consecutive trading days prior to December 19, 2008, the grant date of the Original Units.

  •
  Approximately 50% of the Company's outstanding common stock was traded on days in 2010 on which the closing price was at or above the Original Units' 2010 target price of $7.00, and approximately 20% of the Company's outstanding common stock was traded on days in the first half of 2011 on which the average closing price for consecutive trading days was at or above the Original Units' 2011 target price of $10.00.

  •
  The Company purchased in the open market approximately 9.5 million shares at an average price of $1.89 per share during December 2008, prior to the December 19, 2008 grant date of the Original Units.

        The Board of Directors also considered other factors, including the potential dilution resulting from the issuance of additional shares of common stock if all of the Amended Units vest, the additional non-cash expense that will be recognized for accounting purposes, which was approximately $8.1 million for the year ended December 31, 2011, and the remaining expense (which could vary based on actual experience regarding forfeiture and vesting, among other things) that will be recognized over the extended service period through January 1, 2014. Further, the Board recognized that the Amended Units do not guarantee that key employees will be retained.

        The Board of Directors did not assign any specific weight to any of the individual factors, but determined that the modifications of the Original Units were advisable and in the best interests of the Company because the performance goals had been substantially achieved and the purposes of the Original Units had been substantially accomplished. The net effect of the modification of the Original Units was to change the design of the performance-based Original Units from payment when earned, on the original vesting dates, to payment deferred until future vesting dates in 2012, 2013 and 2014.

        In determining overall 2011 compensation for our executives, the Compensation Committee took into consideration these modifications of the Original Units that was approved by the Board of Directors during 2011, did not approve other equity awards for executives generally with respect to services in 2011 and reduced overall cash compensation paid to our executives.

  Compensation of Our Chief Executive Officer for 2011

        Mr. Sugarman, our chairman and chief executive officer, continues to serve as our chief executive officer without an employment contract, at the will of our board of directors, and his compensation terms are determined by our board. The determinations regarding our chief executive officer's compensation for 2011 reflect our board's overall assessment of a number of factors, including Mr. Sugarman's performance in navigating the business of iStar Financial Inc. during the volatile and uncertain times that have prevailed since 2008, the desire to retain Mr. Sugarman and provide appropriate incentives for his continued performance in the future and the appropriateness of adapting and adjusting prior compensation arrangements in a manner that serves our interests, and those of our shareholders, while providing appropriate rewards for the chief executive officer.

        As set forth in the Summary Compensation Table in this proxy statement, for the 2011 fiscal year, Mr. Sugarman received a base salary of $1.0 million, which is the same base salary he received for 2010, and was awarded a cash bonus of $1.5 million for services in 2011, compared to a $5.559 million cash bonus he received for services in 2010.

        In accordance with SEC rules regarding disclosure of compensation, the Summary Compensation Table on page 27 includes as 2011 compensation for Mr. Sugarman an equity incentive award in the amount of 111,111 Units granted to Mr. Sugarman in March 2011 for his services in 2010. These Units will cliff vest in two years, on March 20, 2013, if Mr. Sugarman is employed by us on that date. See footnote 1 to the Grants of Plan-Based Awards table, on page 29 of this proxy statement, for a more detailed description of this equity incentive award.

        On October 9, 2011, 2.0 million market-condition Units previously granted to Mr. Sugarman on October 9, 2008 were forfeited because the shareholder return target established in the award agreement was not achieved. These Units would have cliff vested in one installment on October 9, 2011 only if the total shareholder return on the Company's Common Stock was at least 25% per year (compounded at the end of the three year vesting period, including dividends). Total shareholder return was based on the average NYSE closing prices for the Company's Common Stock for (a) the 20 days prior to the date of the award on October 9, 2008, and (b) the 20 days prior to the vesting date. While the total shareholder return during the three year period was approximately 83%, this amount was less than the 95% minimum threshold return established in the award agreement.

        The Compensation Committee evaluated the impact of the forfeiture of Mr. Sugarman's October 9, 2008 equity incentive award in the context of the performance-based nature of that award, Mr. Sugarman's critical and successful leadership during the award's three-year performance period, the fact that the shareholder return target of that award had been substantially achieved, and the benefits to the Company of retaining Mr. Sugarman and motivating his performance in the future. Accordingly, the committee recommended, and the board approved, a new equity incentive award for Mr. Sugarman that, in effect, represents a multi-year compensation and retention program that rewards his performance over the prior three years and provides for vesting over future years continuing into 2014. Specifically, on October 7, 2011, the Company granted an incentive award to Mr. Sugarman in the amount of 2.0 million Units. The Units represent the right to receive an equivalent number of shares of iStar common stock (net of shares deducted for statutory minimum required tax withholdings) if and when the Units vest. The terms of these Units provide for vesting in installments: 40% of the Units vested on October 15, 2011 and 30% each will vest on June 15, 2013 and 2014, if Mr. Sugarman is employed by us on the vesting dates.

        The mix of total compensation approved for Mr. Sugarman in 2011 reflects a significant weighting in favor of longer-term equity compensation and de-emphasis on current cash compensation. In determining the 2011 cash compensation and equity incentive awards granted during 2011 to Mr. Sugarman, the Compensation Committee considered his significant and continuing efforts in leading our business in light of serious challenges facing the Company, as well as the critical role Mr. Sugarman will serve in addressing and resolving key issues and opportunities in the future. In connection with its consideration of equity incentive awards, the committee considered the impact of the forfeiture of a prior award because the specified shareholder return target was not achieved, despite significant total shareholder return results achieved during the specified performance period, as well as the desire to compensate Mr. Sugarman on reasonable and appropriate terms that will retain his services in future years and motivate his performance.

        In particular, the committee considered the following:

  •
  Mr. Sugarman's continuing strategic and operational responsibilities in our various critical initiatives, including resolving non-performing assets, generating liquidity, retiring debt, decreasing leverage and preserving shareholder value;

  •
  Mr. Sugarman's key role in our successful efforts in 2011 to meet our funding commitments, satisfy all of our scheduled debt maturities and reduce our operating costs, despite continuing significant challenges in the performance of our investment portfolio;

  •
  Mr. Sugarman's focus on ensuring we have continued to meet all of our debt service and other payment obligations, including our quarterly dividends on preferred stock, despite our significant liquidity constraints;

  •
  Mr. Sugarman's leadership in our successful refinancing of our $3.0 billion 2011 bank credit facility maturities and positioning us for our $0.9 billion 2012 refinancing; and

  •
  Mr. Sugarman's critical ongoing leadership role in leading us as we address and resolve future challenges.

  Compensation of Other Named Officers for 2011

        The specific compensation decisions made for each of our other named officers for 2010 reflect the approach described above under 2011 Compensation—Overview. In determining the 2011 compensation of our other named officers, after extensive discussions with our chief executive officer, the Compensation Committee evaluated their individual contributions and the performance of the group or initiatives that each individual leads under the direction of Mr. Sugarman. The compensation decisions for 2011 are reported in the Summary Compensation Table in this proxy statement.

        David DiStaso, our chief financial officer, has served in this capacity since December 2010. He previously served as our chief accounting officer. His 2011 compensation was approved based upon consideration of his execution of increased responsibilities as our chief financial officer for the entire year in 2011, including leading the performance of the finance and accounting group, implementing various measures to improve our liquidity and strengthen our balance sheet, such as asset sales, loan sales and debt retirement, refinancing our secured credit facilities, managing our debt covenant compliance, and overseeing compliance with our financial reporting and accounting requirements.

        The 2011 compensation of Nina Matis, our chief legal officer and chief investment officer, was approved based upon consideration of her critical and expanded role on our senior management team, including overseeing and managing the strategic consideration and execution of our investment and financing transactions, restructurings and resolutions of loans and other problem assets, significant operational responsibilities and litigation and other matters. In particular, Ms. Matis' expertise in real estate and finance has been extremely valuable to our efforts to execute transactions such as the refinancing of secured credit facilities, sales of loans, net lease assets and other real estate owned and other resolutions of a large portfolio of non-performing loans, foreclosures and other non-performing assets.

        The 2011 compensation of Michael Dorsch, our executive vice president, was approved based upon consideration of his contributions in managing a challenging investment portfolio, in particular our land investments, including development and pursuit of strategic initiatives with respect to such land investments.

        The 2011 compensation of Michelle MacKay, our executive vice president, was approved based upon consideration of her significant responsibilities in evaluating and executing capital markets initiatives, most significantly the refinancings of our bank credit facilities, and her work on strategic investments.

Risk and Compensation

        As noted above in the discussion of the board's role in risk oversight, in our view, it is not possible or desirable to eliminate risk from our business activities. We believe that both the Company and our individual employees should focus on identifying, pricing, managing and monitoring risk with the objective of achieving attractive, long-term, risk-adjusted returns for our shareholders. We believe that our compensation program should support and motivate our employees in achieving this objective, but should not encourage excessive risk taking. We believe that our compensation program does not encourage excessive risk taking based in part on the following attributes of our program:

  •
  We have no employment agreements with executive officers. All of our executives are employed on an "at will" basis and may be terminated with or without cause at any time.

  •
  Compensation is variable and performance-based. No one's compensation is guaranteed.

  •
  A significant portion of the compensation we pay our senior executives consists of long-term equity incentive awards which vest over multiple years.

  •
  Our executives have no "golden parachute" or "golden coffin" arrangements.

  •
  Our equity awards include clawback provisions which enable us to recover the awards in the event of gross negligence or misconduct directly related to a material restatement of our financial or operating results.

        Taken as a whole, our compensation arrangements reward executives for appropriately identifying and managing risks, but provide no guaranteed "safety net" if they are ineffective in doing so.

Moreover, the structure of our incentive compensation program ensures that any loss of value to our shareholders is shared by our management.

Compensation Committee Report

        In connection with our oversight of the compensation programs of iStar Financial Inc., a Maryland corporation (the Company), we, the members of the Compensation Committee listed below, have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the Compensation Committee:

    Robert W. Holman, Jr. (Chairman)
    Robin Josephs
    John G. McDonald
    Barry W. Ridings

        The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

Summary Compensation Table

        The following table, and the accompanying footnotes, sets forth compensation information for the past three years for Jay Sugarman, our chief executive officer, David DiStaso, our chief financial officer, and our three other most highly-compensated officers during the 2011 fiscal year.

        We note that several of the elements and the timing of our compensation program as administered annually by the Compensation Committee do not directly correspond to the information set forth in the tables required to be included in this disclosure pursuant to the SEC's rules and regulations. The committee's approach with respect to equity incentive awards is that they provide long-term rewards and retention benefits by providing for multi-year vesting and this structure helps align the awards with shareholder interests. The SEC requires that an equity award be reflected in the "Stock Awards" column in the year in which it is granted, regardless of the multi-year nature of the award or the year(s) in which the employee may realize, or receive, compensation in the form of vested shares pursuant to an award. To supplement the information in the Summary Compensation Table below, we have included a Realized Compensation Table on page 28, which shows compensation actually received by each named executive for each of the years shown.

        In accordance with SEC rules, the amounts shown in the "Stock Awards" column for 2011 include restricted stock unit awards, or Units, that were originally granted to our executives in December 2008 but were amended in July 2011, as well as Units granted to executives in February and March 2011 for services in 2010. The amounts shown in the "Stock Awards" column for 2010 reflect Units granted to executives in February and March 2010 for services in 2009. No stock awards were granted in 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)

Jay Sugarman	2011	1,000,000	1,500,000		23,399,999	10,307	25,910,306
Chairman and	2010	1,000,000	5,559,000		3,153,485	10,671	9,723,156
Chief Executive Officer	2009	1,000,000	1,999,000		—	10,568	3,009,568

David DiStaso	2011	350,000	450,000	(5)	266,075	16,307	1,082,382
Chief Financial Officer	2010	235,000	550,000		27,471	16,610	829,081
	2009	233,542	255,000		—	10,203	498,745

Nina Matis	2011	500,000	1,300,000		2,037,901	12,449	3,850,350
Chief Legal Officer and	2010	350,000	3,250,000		549,435	4,476	4,153,911
Chief Investment Officer	2009	350,000	1,350,000		—	4,460	1,704,460

Michael Dorsch	2011	320,833	404,166		1,599,451	11,483	2,335,933
Executive Vice President	2010	250,000	1,125,000		457,860	10,920	1,843,780
	2009	250,000	1,125,000		—	10,904	1,385,904

Michelle MacKay	2011	250,000	750,000	(6)	1,018,951	10,307	2,029,258
Executive Vice President	2010	250,000	790,000		274,718	10,374	1,325,092
	2009	250,000	540,000		—	10,358	800,358

(1)
Amounts included in the "Bonus" column include cash incentive bonuses paid for services during the year noted, which are typically paid in the first quarter of the following year.

(2)
The "Stock Awards" column reflects the dollar value of Units awarded to the named executive officers and other named officers in the years shown in the Summary Compensation Table, based on the grant date fair value of such Units. Refer to the Grants of Plan Based Awards table for details of the individual awards granted during 2011. The "Stock Awards" column for 2011 also includes the incremental fair value of market-condition restricted stock units that were originally granted to executives and other officers of the Company on December 19, 2008 (the "Original Units"), but were modified on July 1, 2011. As modified, these Units provide that if the remaining share price target of $10.00 under the original Units had not been met before December 19, 2011, a portion of the Original Units (the "Amended Units") would become eligible for future vesting if extended service period requirements are met. The number of Amended Units is equal to 75% of the Original Units granted to an employee less, in the case of each executive level employee, the number of restricted stock units granted to the executive in March 2011. The terms of the Amended Units provide for vesting ratably on each of January 1, 2012, 2013 and 2014, so long as the employee remains employed by the Company on the vesting dates. Upon vesting of these Units, holders will receive shares of the Company's Common Stock in the amount of the vested Units, net of statutory minimum required tax withholdings. While the share price of our Common Stock traded above the $10.00 target prior to December 19, 2011, the $10.00 share price target of the Original Units was not met for 20 consecutive trading days prior to December 19, 2011. Therefore, the amount of Original Units was adjusted and each of the named executive officers received a reduced amount of Amended Units. The incremental fair value of the Amended Units was measured based on the fair value of the modified awards in excess of the fair value of the original award measured immediately before the terms were modified, based on current assumptions discussed in footnote 3.

(3)
Amounts included in the "Stock Awards" column represent the fair market values of Units calculated in accordance with FASB ASC Topic 718. The incremental fair value of the Amended Units was calculated using a Monte Carlo model to simulate a range of possible future stock prices for our Common Stock as of July 1, 2011, the date of the modification. The following assumptions were used to estimate the fair value of the modified awards:

Risk-free interest rate	0.092%
Expected stock price volatility	57.75%
Expected annual dividend	—

Refer to Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for further details.

(4)
For all named officers, "All Other Compensation" includes the Company's matching contributions to the named executive officer's account in our 401(k) Plan and additional compensation attributable to certain life insurance and disability insurance premiums.

(5)
Includes a deferred bonus granted to Mr. DiStaso in 2010 for purposes of retention and paid in 2011.

(6)
Includes a special one-time bonus paid to Ms. MacKay in 2011 for services relating to the negotiation and closing of our $3.0 billion secured facility entered into in March 2011.

Realized Compensation Table

        The Summary Compensation Table on page 27 sets forth total compensation determined in accordance with SEC disclosure rules and includes several items based on accounting assumptions, in particular relating to stock awards, which do not necessarily reflect compensation actually realized by the named executives in a particular year. To supplement the SEC-required disclosures, we are presenting the additional table below, which shows compensation actually realized by each named executive for each of the years shown.

Name and Principal Position	Year	Realized Compensation ($)(1)

Jay Sugarman	2011	8,012,688
Chairman and	2010	6,809,796
Chief Executive Officer	2009	3,254,202

David DiStaso	2011	821,303
Chief Financial Officer	2010	804,510
	2009	500,528

Nina Matis	2011	3,634,160
Chief Legal Officer and	2010	3,676,510
Chief Investment Officer	2009	1,790,853

Michael Dorsch	2011	1,670,454
Executive Vice President	2010	1,436,165
	2009	1,462,767

Michelle MacKay	2011	1,377,500
Executive Vice President	2010	1,094,286
	2009	850,432

(1)
Amounts shown as "Realized Compensation" differ substantially from the amounts determined in accordance with SEC disclosure rules and reported in the Summary Compensation Table on page 27 and are not a substitute for the amounts shown in the Summary Compensation Table. For each year listed, "Realized Compensation" includes the executive's Salary, Bonus and Other Compensation, as shown in the Summary Compensation Table, plus the value realized by the executive with respect to Units that vested during the year, based on the fair market value of shares of underlying common stock on the vesting date, before payment of statutory minimum required tax withholdings, as shown in the Aggregate Option Exercises and Stocks Vested in 2011 and Fiscal Year-End Option Values table on page 31.

  Grants of Plan-Based Awards

          The following table includes information regarding all plan-based awards granted to the named executive officers and other named officers during 2011.

          All plan-based awards granted in 2011 were in the form of Restricted Stock Units (Units). These Units represent the right to receive an equivalent number of shares of our common stock (after deducting shares for minimum required statutory withholdings) if and when the Units vest. These Units were granted subject to vesting periods, in order to provide retention incentives for our key personnel.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
							Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)

Jay Sugarman	03/20/2011	—	—	—	111,111	(1)	999,999
	07/01/2011				2,888,889	(2)	11,180,000
	10/07/2011	—	—	—	2,000,000	(3)	11,220,000

David DiStaso	02/11/2011	—	—	—	20,000	(1)	179,000
	07/01/2011				22,500	(2)	87,075

Nina Matis	03/20/2011	—	—	—	57,778	(1)	520,002
	07/01/2011				392,222	(2)	1,517,899

Michael Dorsch	03/20/2011	—	—	—	28,889	(1)	260,001
	07/01/2011				346,111	(2)	1,339,450

Michelle MacKay	03/20/2011	—	—	—	28,889	(1)	260,001
	07/01/2011				196,111	(2)	758,950

(1)
These Units granted on February 11, 2011, in the case of Mr. DiStaso, and March 20, 2011, in the case of the other executives, will cliff vest in one installment on February 11, 2013 and March 20, 2013, respectively, if the executive is employed on the vesting date. These Units carry dividend equivalent rights from the date of grant, as and when dividends are paid on our common stock.

(2)
On July 1, 2011, Units previously granted on December 19, 2008 to executives and other employees were modified. See footnote (2) to the Summary Compensation Table on page 27 for a description of the modification. This table shows the amount of the modified award ("Amended Units") and the incremental fair value of the Amended Units for each of the named executives listed.

(3)
These Units granted on October 7, 2011 to Mr. Sugarman vest in installments of 40% on October 15, 2011 and 30% each on June 15 of 2013 and 2014. On October 15, 2011, the first installment of 800,000 units vested and was issued to Mr. Sugarman, net of statutory minimum required tax withholdings. See the discussion on page 24 of the Compensation Discussion and Analysis section for a further description of this award.

Outstanding Equity Awards

        The following table shows all outstanding equity awards held by the named executive officers and other named officers at the end of fiscal 2011, which include unvested restricted stock units, or Units. We have not granted any stock options since 2003. As required by SEC rules, the market value of unvested Units is calculated by multiplying the number of units by $5.29, the closing market price of our common stock on December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

Option Awards				Stock Awards
				Service-condition based		Market-condition based
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Jay Sugarman	—	—	—	2,888,889(2)	15,282,223	—	—
				806,518(3)	4,266,480	—	—
				111,111(4)	587,777
				1,200,000(5)	6,348,000

David DiStaso	—	—	—	22,500(2)	119,025	—	—
				8,919(6)	47,182
				20,000(7)	105,800	—	—

Nina Matis	—	—	—	392,222(2)	2,074,854	—	—
				178,388(6)	943,673	—	—
				57,778(4)	305,646

Michael Dorsch	—	—	—	346,111(2)	1,830,927	—	—
				148,656(6)	786,390
				28,889(4)	152,823	—	—

Michelle MacKay	—	—	—	196,111(2)	1,037,427	—	—
				89,194(6)	471,836	—	—
				28,889(4)	152,823	—	—

(1)
The market value of unvested restricted stock units is calculated by multiplying the number of units by $5.29, the closing market price of our common stock on December 31, 2011.

(2)
In July 2011, the Company modified the terms of its outstanding market-condition based restricted stock units originally granted to executives and other officers of the Company on December 19, 2008 (the "Original Units"). See footnote 2 to the Summary Compensation Table on page 27 for a description of the modification, pursuant to which a portion of the Original Units (the "Amended Units") becomes eligible for future vesting if extended service period requirements are met. The number of Units included in the table for each named executive officer and other named officers represents the Amended Units outstanding as of December 31, 2011. One-third of these Amended Units vested on January 1, 2012 and shares were issued to the executives, net of statutory minimum required tax withholdings.

(3)
These Units granted on March 2, 2010 to Mr. Sugarman had performance and service-based vesting conditions relating to reduction in general and administrative expenses, retirement of debt and continued employment. The performance conditions were satisfied during 2010 and the Units were issued to Mr. Sugarman on March 2, 2012, net of statutory minimum required tax withholdings.

(4)
These Units granted on March 20, 2011 will cliff vest in one installment on March 20, 2013 if the executive is employed on the vesting date. Dividend equivalents are paid on these awards from the date of grant, as and when dividends are paid on our common stock.

(5)
These Units granted on October 7, 2011 will vest in two equal installments on June 15, 2013 and 2014, if the executive is employed on the vesting date. Dividend equivalents are paid on these awards from the date of grant, as and when dividends are paid on our common stock.

(6)
These Units granted on February 17, 2010 cliff vested in one installment on February 17, 2012 based on the executive's continued employment on the vesting date and were issued to the executives, net of statutory minimum required tax withholdings.

(7)
These Units granted on February 11, 2011 will cliff vest in one installment on February 11, 2013 if the executive is employed on the vesting date. Dividend equivalents are paid on these awards from the date of grant, as and when dividends are paid on our common stock.

Aggregate Option Exercises and Stocks Vested in 2011 and Fiscal Year-End Option Values

        The following table presents information for the named executive officers and other named officers relating to stock option exercises during 2011 and Units that vested during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Jay Sugarman	—	—	859,128	5,502,381
David DiStaso	—	—	616	4,996
Nina Matis	—	—	317,738	1,821,711
Michael Dorsch	—	—	161,825	933,972
Michelle MacKay	—	—	61,086	367,193

(1)
The net amounts of shares received by Mr. Sugarman, Mr. DiStaso, Ms. Matis, Mr. Dorsch, and Ms. MacKay upon vesting of these Units, after deduction of shares withheld by us to cover associated tax liabilities, as applicable, were 446,740; 393; 188,577; 109,950 and 35,899 shares, respectively.

Pension Benefits; Deferred Compensation

        We do not maintain any tax-qualified defined benefit plans, supplemental executive retirement plans or similar plans for which information is required to be reported in a pension benefits table. Similarly, we do not maintain any non-qualified deferred compensation plans for which information is required to be reported.

Employment Agreements with Named Executive Officers

        We do not have employment agreements with any of our named executive officers and other named officers.

Severance, Change-in-Control or Similar Arrangements

        We do not maintain any severance, change-in-control or similar programs or arrangements that provide for payments to the named executive officers and other named officers following termination of employment or a change of control of the Company, except as described herein.

        Under the High Performance Unit, or HPU, program, upon a change of control (as defined in the HPU plan documents) the HPU participants will be entitled to receive the per share consideration paid to our common shareholders in the change of control transaction multiplied by the equivalent number of shares represented by their outstanding HPU interests for which valuation dates have occurred. Mr. Sugarman, Mr. DiStaso and Ms. MacKay do not hold any outstanding HPU interests. With respect to the interests held in the HPU plans by other named officers currently employed by the Company, these officers will be entitled to receive the per share consideration paid to our common shareholders in the change of control transaction multiplied by 212,871 shares in the case of Ms. Matis and 141,914 shares in the case of Mr. Dorsch. If a change-in-control transaction had occurred on December 31, 2011, these officers would have received consideration in the transaction in respect of their HPU interests having equity value of $1,126,088 and $750,725, respectively, based upon the $5.29 per share NYSE closing price of our common stock as of that date and assuming the consideration received is equal to such closing price on such date. No consideration is payable in a change-in-control transaction with respect to HPU interests that have been redeemed.

        Under the terms of our long-term incentive plans and the applicable award agreements, in the event an employee's employment is terminated by us without cause or in the event of a change in control, certain unvested portions of the employee's restricted stock units will be accelerated. If, on December 31, 2011, employment of our named executive officers had been terminated without cause or a change in control had occurred, the named executive officers and other named officers would have received accelerated vesting of unvested units in the amounts, and having the values, set forth below:

Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)
Jay Sugarman	5,006,518	26,484,480
David DiStaso	51,419	272,007
Nina Matis	628,388	3,324,173
Michael Dorsch	523,656	2,770,140
Michelle MacKay	314,194	1,662,086

(1)
Based on the $5.29 per share of NYSE closing price of our common stock as of December 31, 2011.

Compensation Committee Interlocks and Insider Participation

        As of the date of this proxy statement, the members of the Compensation Committee are Robert W. Holman, Jr. (Chairman), Robin Josephs, John G. McDonald and Barry W. Ridings.

        No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's board, nor has such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were met.

 DIRECTOR COMPENSATION

        We pay non-employee directors an annual retainer of $50,000, paid in quarterly cash installments. The chairpersons of our board committees receive the following annual retainers, paid in quarterly cash installments: Audit Committee—$20,000; Compensation Committee—$15,000; and other committees—$10,000. No additional annual cash retainer is paid to our Lead Director. Non-employee directors receive $2,000 for each board meeting attended. Members of board committees receive $1,800 for each committee meeting attended. Each non-employee director receives an annual grant of $70,000 of common stock equivalents, or CSEs, based on the average NYSE closing price for our common stock for the 20 days prior to the date of the annual shareholders meeting. Our Lead Director receives an additional award of $50,000 of CSEs, based on the average NYSE closing price for our common stock for the 20 days prior to the date of the annual shareholders meeting, in consideration of her services as Lead Director. The CSEs generally vest at the time of the next subsequent annual shareholders meeting, although vesting is accelerated in limited circumstances. An amount equal to the dividends paid on an equivalent number of shares of our common stock is paid on the CSEs from the date of grant, as and when dividends are paid on the common stock. Non-employee directors may elect to receive their annual equity awards in the form of restricted shares rather than CSEs. Under the Non-Employee Directors' Deferral Plan, directors have the opportunity to defer the receipt of some or all of their compensation in accordance with the provisions of the plan.

        The table below summarizes the compensation information for our non-employee directors for the fiscal year ended December 31, 2011. The amounts of cash fees paid to non-employee directors, and in particular directors Holman, Josephs, Puskar and Reiss who served on a special committee of the board, reflect the increased number of board and committee meetings held in 2011. Jay Sugarman, our chairman and chief executive officer, is not included in this table as he is an employee of the Company and receives no compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Glenn R. August	92,000	66,137	—	—	—	—	158,137
Robert W. Holman, Jr.	190,000	66,137	—	—	—	5,000	261,137
Robin Josephs	175,000	113,383	—	—	—	5,000	293,383
John G. McDonald	129,200	66,137	—	—	—	—	195,337
George R. Puskar	152,600	66,137	—	—	—	5,000	223,737
Dale Anne Reiss	188,800	66,137	—	—	—	5,000	259,937
Barry Ridings(4)	51,800	40,754	—	—	—	—	92,554
Jeffrey A. Weber(5)	58,833	—	—	—	—	5,000	63,833

(1)
Amounts included in the "Stock Awards" column reflect the grant date fair value of CSE awards made to directors in 2011 computed in accordance with FASB ASC Topic 718. These CSE awards were made to the directors under the Non-Employee Directors' Deferral Plan. The CSE awards are valued using the closing price of our common stock on the date of grant. As of December 31, 2011, the directors held the following aggregate amounts of CSEs: Glenn R. August—51,091 CSEs; Robert W. Holman, Jr.—43,591 CSEs; Robin Josephs—75,513 CSEs; John G. McDonald—43,591 CSEs; George R. Puskar—43,591 CSEs; Dale Anne Reiss—43,591 CSEs; Barry Ridings—6,670 CSEs; and Jeffrey A. Weber—35,476 CSEs.

(2)
No option awards were granted to directors in 2011. As of December 31, 2011, the directors held the following aggregate number of options outstanding: Glenn R. August—no options; Robert W.

  Holman, Jr.—10,000 options; Robin Josephs—4,296 options; John G. McDonald—10,000 options; George R. Puskar—no options; Dale A. Reiss—no options; Barry Ridings- no options; and Jeffrey A. Weber—no options.

(3)
Our directors are eligible to participate in our broad-based matching gifts program under which we will donate funds equal to contributions made by directors or employees to a qualified nonprofit organization, up to a maximum annual matching contribution per individual of $5,000 for directors and senior officers, $2,500 for other officers and $1,500 for other employees. Amounts included in the "All Other Compensation" column include matching gifts made by us on behalf of the listed director.

(4)
Elected to Board of Directors effective August 4, 2011.

(5)
Term as director expired effective June 1, 2011.

 INDEMNIFICATION

        The Company and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another Company at our request. The Maryland General Corporation Law, or MGCL, permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Under the MGCL, a Maryland corporation is required to indemnify any director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, unless the charter requires otherwise, which our charter does not. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Our charter requires us to indemnify and advance expenses to our directors and officers to the full extent required or permitted by Maryland law. In addition, we have obtained directors and officers liability insurance, which covers our directors and executive officers.

ACCOUNTING FEES AND SERVICES

        Fees paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, during the last two fiscal years were as follows:

        Audit Fees:    The aggregate fees incurred during the fiscal years ended December 31, 2011 and December 31, 2010 for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audits of the Company's consolidated financial statements and of its internal control over financial reporting and its limited reviews of the unaudited consolidated interim financial statements of the Company, were approximately $1,543,250 and $1,461,850, respectively.

        Audit-Related Fees:    The aggregate fees incurred during the fiscal years ended December 31, 2011 and December 31, 2010 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company's financial statements and are not disclosed under "Audit Fees" above, were approximately $138,595 and $207,000, respectively. These audit-related fees included fees related to consultations concerning financial accounting and reporting standards, audits of wholly-owned consolidated secured financing subsidiaries and the issuance of mortgage servicing compliance reports.

        Tax Fees:    The aggregate fees incurred during the fiscal years ended December 31, 2011 and December 31, 2010 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were approximately $258,927 and $301,106, respectively. These services included income tax compliance and related tax services.

        All Other Fees:    The aggregate fees incurred during the fiscal year December 31, 2010 for all other professional services rendered by PricewaterhouseCoopers LLP (including software licensing fees) were $5,553. No fees were incurred for the year ended December 31, 2011.

        Our Audit Committee is responsible for retaining and terminating our independent registered public accounting firm (subject, if applicable, to shareholder ratification) and for approving the performance of any non-audit services by the independent registered public accounting firm. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent registered public accounting firm and for presenting its conclusions with respect to the independent registered public accounting firm to the full board.

        The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as significant non-audit services, with the independent registered public accounting firm. During fiscal 2011, the Audit Committee approved all audit engagement fees and terms with PricewaterhouseCoopers LLP, as well as all significant non-audit services performed by PricewaterhouseCoopers LLP.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information available to us as of April 4, 2011 with respect to any common stock owned by our directors and executive officers, and any individual or group of shareholders known to be the beneficial owner of more than 5% of our issued and outstanding common stock. This table includes options that are currently exercisable or exercisable within 60 days of the date of this proxy statement and CSEs awarded to non-employee directors under the iStar Financial Inc. Non-Employee Directors Deferral Plan. There are no other directors, nominees for director or executive officers who beneficially own common stock.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned		% of Basic Common Stock Outstanding(2)
Glenn R. August(3)	1,133,246	(4)	1.3%
David DiStaso(3)	11,355	(5)	*
Robert W. Holman, Jr.(3)	172,381	(6)	*
Robin Josephs(3)	128,926	(7)	*
Nina Matis(3)	327,161	(8)	*
John G. McDonald(3)	93,591	(9)	*
George R. Puskar(3)	109,891	(10)	*
Dale Anne Reiss(3)	56,091	(11)	*
Barry W. Ridings(3)	6,670	(12)	*
Jay Sugarman(3)	3,091,155	(13)	3.7%
BlackRock, Inc	4,984,092	(14)	5.9%
Diamond Hill Capital Management, Inc	5,141,989	(15)	6.1%
Fir Tree, Inc.	4,653,602	(16)	5.5%
Ori Uziel	5,000,000	(17)	5.9%
Valinor Management, LLC	5,575,088	(18)	6.6%
David Gallo
The Vanguard Group, Inc.	4,233,509	(19)	5.0%
All executive officers, directors and nominees for director as a group (10 persons)	5,079,366		6.0%

*
Less than 1%.

(1)
Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

(2)
As of April 4, 2012, 84,357,884 shares of common stock were considered outstanding (consisting of 142,465,585 issued shares less 58,107,701 shares held in treasury).

(3)
c/o iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, NY 10036.

(4)
Includes 1,012,739 shares of common stock owned directly by Mr. August and 69,416 shares owned indirectly through a family trust, and 51,091 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(5)
Includes 11,355 shares held directly by Mr. DiStaso. Does not include 35,000 unvested restricted stock units awarded to Mr. DiStaso, which represent the right to receive shares of common stock if and when the units vest.

(6)
Includes 118,790 shares owned indirectly by Mr. Holman through a partnership, 43,591 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days, and 10,000 shares subject to options that are currently exercisable or exercisable within 60 days.

(7)
Includes 14,190 shares of common stock owned directly by Ms. Josephs, 22,927 shares owned indirectly through a family trust, 12,000 shares owned indirectly through an Individual Retirement Account, 75,513 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days, and 4,296 shares subject to options that are currently exercisable or exercisable within 60 days.

(8)
Includes 327,161 shares of common stock owned directly by Ms. Matis. Does not include 319,260 unvested restricted stock units awarded to Ms. Matis, which represent the right to receive shares of common stock if and when the units vest.

(9)
Includes 28,000 shares of common stock owned indirectly by Professor McDonald through an Individual Retirement Account, 12,000 shares owned indirectly through a family trust, 43,591 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days, and 10,000 shares subject to options that are currently exercisable or exercisable within 60 days.

(10)
Includes 12,500 shares of common stock owned directly by Mr. Puskar, 18,500 shares owned indirectly by Mr. Puskar's spouse, 35,300 shares owned indirectly through Individual Retirement Accounts and 43,591 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(11)
Includes 12,500 shares of common stock owned indirectly by Ms. Reiss through a family trust and 43,591 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(12)
Includes 6,670 CSEs held by Mr. Ridings under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(13)
Includes 3,046,611 shares of common stock owned directly by Mr. Sugarman and 44,544 shares owned indirectly through Mr. Sugarman's spouse. Does not include 3,237,037 restricted stock units awarded to Mr. Sugarman which represent the right to receive shares of common stock if and when the units vest.

(14)
This information, as of December 30, 2011, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 40 East 52nd Street, New York, NY 10022.

(15)
This information, as of December 30, 2011, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 325 John H. McConnell Blvd., Columbus, OH 43215.

(16)
This information, as of December 31, 2011, was obtained from a Schedule 13G/A filed with the SEC. The reporting persons reported that these shares are owned by certain accounts managed by Fir Tree, Inc., whose address is 505 Fifth Avenue, 23rd Floor, New York, NY 10017.

(17)
This information, as of December 31, 2011, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 155 Wooster Street, 8th Floor, New York, NY 10012.

(18)
This information, as of December 31, 2011, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 510 Madison Avenue, 25th Floor, New York, NY 10022. Valinor Management, LLC reported that these shares are owned by certain accounts managed by Valinor Management, LLC. Mr. Gallo is the managing member of Valinor Management, LLC. Each of Valinor Management, LLC and Mr. Gallo has disclaimed beneficial ownership of these shares except to the extent of their pecuniary interests.

(19)
This information, as of December 31, 2011, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 100 Vanguard Blvd., Malvern, PA 19355

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In 2005, we acquired a 47.5% interest in Oak Hill Advisors, L.P. and related entities and appointed Glenn R. August to our Board of Directors. Mr. August is the president and senior partner of, and holds a substantial interest in, Oak Hill Advisors, L.P. and its affiliates. In October 2011, we sold a substantial portion of our interests in Oak Hill Advisors, L.P. and related entities for $183.7 million of net cash proceeds, which resulted in a net gain of $30.3 million. The transaction was completed in part through sales of interests to unrelated third parties and in part through redemption of interests by principals of Oak Hill Advisors, L.P., including Mr. August. We retained interests in several funds managed by Oak Hill, which interests had a carrying value of $58.7 million as of December 31, 2011.

        We have an equity interest of approximately 24% in LNR Property Corporation ("LNR") and two of our executive officers serve on LNR's board of managers.

Policies and Procedures With Respect to Related Party Transactions

        It is the policy of our board of directors that all transactions between our Company and a related party must be approved or ratified by at least a majority of the members of our board who have no financial or other interest in the transaction. A related party includes any director or executive officer or his or her immediate family members, or stockholders owning 5% of more of our outstanding stock.

        In determining whether to approve or ratify a related party transaction, the board will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. No director will participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director will provide all material information concerning the related party transaction to our board.

        If a related party transaction will be ongoing, our board may establish guidelines for our management to follow in its ongoing dealings with the related party. The board may delegate to our Nominating and Corporate Governance Committee the authority to review and assess, on at least an annual basis, any such ongoing relationships with the related party to see that they are in compliance with the board's guidelines.

        All related party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

OTHER MATTERS

When Are Shareholder Proposals Due for the 2013 Annual Meeting?

        Shareholder proposals intended to be presented at the annual meeting to be held in 2013 must be sent in writing, by certified mail, return receipt requested, to us at our principal office, addressed to our Secretary, and must be received by us no later than December 16, 2012 for inclusion in the 2013 proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify us by (1) directing your written request to: iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, Attn: Investor Relations or (2) contacting our Investor Relations department at (212) 930-9400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact us as specified above.

Are there any other matters coming before the 2012 Annual Meeting?

        Our management does not intend to bring any other matters before the annual meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their discretion.

        The Company urges you to authorize a proxy to vote your shares by completing, signing, dating and returning the accompanying proxy card in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

Availability of Annual Report on Form 10-K

        Our 2011 Annual Report to Stockholders, including our audited financial statements for the fiscal year ended December 31, 2011, is being made available to you along with this proxy statement. You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, without exhibits, by writing to us at iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, NY 10036, Attention: Investor Relations, or by visiting our website at www.istarfinancial.com. The Annual Report on Form 10-K, however, is not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

By Order of the Board of Directors
Geoffrey M. Dugan General Counsel, Corporate and Secretary New York, NY April 10, 2012

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000139510_1 R1.0.0.11699 For Withhold For All All All Except Our Board of Directors recommends you vote FOR each of the following nominees for director: 1. Election of Directors Nominees 01 Jay Sugarman 02 Robert W. Holman, Jr. 03 Robin Josephs 04 John G. McDonald 05 George R. Puskar 06 Dale Anne Reiss 07 Barry W. Ridings IStar Financial Inc. 1114 Avenue of the Americas - 27th Floor New York, NY 10036 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. 3 A resolution to approve, on a non-binding, advisory basis, executive compensation of the Company's named executive officers and other named officers, as disclosed in the Proxy Statement. NOTE: To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any postponement or adjournment thereof in the discretion of the Proxy holder. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000139510_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . ISTAR FINANCIAL INC. Annual Meeting of Stockholders May 31, 2012 9:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Jay Sugarman and Nina B. Matis, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock and preferred stock of ISTAR FINANCIAL INC., a Maryland corporation, that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 31, 2012, at the Harvard Club of New York, 35 West 44th Street, 3rd Floor, West Room, New York, New York and any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting and the availability of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side of this proxy card. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast ‘‘for'' each of the nominees for director and "for" each of the other proposals, all as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement or adjournment thereof. The Board of Directors of the Company recommends a vote ‘‘for'' each nominee for director and ‘‘for'' proposals two and three. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3: SHAREHOLDER ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
EXECUTIVE OFFICERS AND OTHER NAMED OFFICERS
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END
DIRECTOR COMPENSATION
INDEMNIFICATION
ACCOUNTING FEES AND SERVICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS